Exhibit 10.1

[Pursuant to Item 601(b)(2)(ii) of Regulation S-K, certain terms to this exhibit have been omitted as they are both not material and of the type that the registrant treats as private or confidential. A copy of unredacted copy of the exhibit will be furnished supplementally to the SEC upon request.]

ADVISOR AGREEMENT

This Advisor Agreement (the “Agreement”) is entered into between AIXCRYPTO HOLDINGS, Inc. (“Company”) and the advisor named on the signature page hereto (“Advisor”) as of February 10, 2026 and effective as of October 2, 2025 (“Effective Date”). Company and Advisor agree as follows:

1. Services. Advisor agrees to consult with and advise Company at Company’s request (the “Services”), including by serving as Chief Advisor for the Company. In this capacity, Advisor shall provide strategic guidance and advisory services focused on the Company’s primary business pillars and “dual flywheel” growth strategy, including, without limitation, Real World Asset (RWA) & Embodied Artificial Intelligence (EAI) Ecosystem Development strategy and product planning, BesTrade AI Agent & Web 3 AI Devices business planning and product definition, and AI driven digital asset management, and all other businesses lines the Company is considering or may develop during the term of this Agreement. Advisor agrees that the Services shall be a primary professional priority for the Advisor. While the Company acknowledges that Advisor may have other professional engagements (including with Faraday Future), Advisor shall ensure that such activities do not interfere with the timely and high-quality performance of the Services. In the event the Advisor’s availability or level of effort materially decreases, the parties agree to renegotiate the compensation and contractual terms of this Agreement in good faith. In the event of a conversion to a part-time role, the compensation and contractual terms of this Agreement will be subject to separate discussion and must be renegotiated and memorialized in a written agreement signed by both parties.

2. Consideration. As the only consideration due Advisor for Services, subject to approval by the Company’s Board of Directors (the “Board”), the Company shall provide (a) a fixed annual advisory fee of five hundred thousand dollars ($500,000.00), payable in monthly installments; and (b) a performance-based variable advisory fee with a target of five hundred thousand dollars ($500,000.00) per annum. In addition, the Company shall provide a one-time engagement fee of three hundred thousand dollars ($300,000.00) paid fifty percent (50%) on the six-month anniversary of the Effective Date, and fifty percent (50%) on the one-year anniversary (“Engagement Fee”). Moreover, the Company anticipates providing (a) an annual grant of Restricted Stock Units (RSUs) with a target value of $1.5 million; and (b) an annual grant of Performance Stock Units (PSUs) with a target value of $1.5 million, with vesting contingent upon the achievement of specific performance hurdles as determined and finalized by the Board. Finally, the Company and Advisor agree to consider in the future a “shareholder first” incentive highly related to a market value and/or market price milestone and remains subject to future Board deliberation and approval. The anticipated RSU and PSU grants will be governed by the terms and conditions of Advisor’s grant agreement, and will include (i) for the RSUs, a four year vesting schedule, under which the shares will vest in a series of forty-eight (48) successive equal monthly installments measured from the Effective Date; and (ii) for the PSUs, a three year vesting schedule, under which the shares will vest in a series of thirty-six (36) successive equal monthly installments measured from the Effective Date, in each case subject to Advisor’s continuous service under this Agreement as of each such date. Advisor will also be entitled to reimbursement for reasonable, documented expenses for which Advisor receives prior approval from Company.

3. Ownership. Company owns, and Advisor hereby assigns to Company, all works of authorship, technology, inventions, intellectual property and related rights (including all rights to priority and rights to file patent applications and/or registered designs) throughout the world that arise in whole or part out of, or in connection with, the Services or any Proprietary Information (“Inventions”). Advisor waives all moral rights in and to such Inventions, and all similar rights under the laws of any jurisdiction, whether now existing or conferred in the future. Advisor agrees to, upon Company’s request, execute and deliver to Company any documents deemed necessary by Company to perfect its rights in the Inventions.

4. Proprietary Information. Advisor agrees that all Inventions and other business, technical, trade secret and financial information (including, without limitation, the identity of and information relating to Company’s customers or employees) Advisor obtains from or assigns to Company, or learns in connection with the Services, constitute “Proprietary Information.” Advisor will hold in confidence and not disclose or, except as is necessary to perform the Services, use any Proprietary Information. However, Advisor will not be so obligated with respect to information that (i) Advisor can document is in or enters the public domain through no fault of Advisor, or (ii) that Advisor knew without restriction prior to its disclosure by Company. Upon termination or as otherwise requested by Company, Advisor will promptly return to Company (or, at Company’s option, destroy) all items and copies containing or embodying Proprietary Information. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Advisor will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5. Solicitation. Advisor agrees that during the term of this Agreement and for one year thereafter, Advisor will not encourage or solicit any employee of Company to leave Company for any reason.

6. Service Commitment and Termination. Advisor acknowledges that the Engagement Fee is predicated on a thirty-six (36) month continuous service commitment. Should Advisor voluntarily terminate this Agreement, or should the Company terminate for Cause (as defined herein) prior to the 36-month anniversary of the Effective Date, Advisor shall, within 30 days of such termination, repay to the Company a pro-rata portion of the Engagement Fee corresponding to the unexpired portion of the 36-month term. For purposes of this Agreement, “Cause” shall include: (i) Advisor’s material breach of any provision of this Agreement; (ii) Advisor’s willful failure to perform the Services as reasonably requested by the Board; (iii) Advisor’s commission of any act of fraud, embezzlement, or dishonesty against the Company; or (iv) Advisor’s conviction of, or plea of no contest to, a felony or any crime involving moral turpitude. Either party may terminate this Agreement at any time, for any reason, by giving the other notice. In addition, this Agreement will automatically be terminated if the Company has not requested that the Advisor render any Services for any consecutive 12-month period. Sections 2 through 9 of this Agreement and any remedies for breach of this Agreement will survive any termination or expiration.

7. Relationship of the Parties; Promotional Rights. Notwithstanding any provision hereof, for all purposes of this Agreement, each party will be and act as an independent contractor and not as a partner, joint venturer, agent, employee, or “executive officer” (as defined by Nasdaq or SEC rules) of the other and does not have the authority to bind, and will not bind nor attempt to bind, the other to any contract or direct its day-to-day operations or employees. Advisor will not be eligible to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. Company may use and authorize the use of Advisor’s name, likeness and biographical information in promotional materials, websites and the like.

8. No Conflicts; Compliance with Policies and Guidelines of other Institutions. Advisor represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Advisor or right of any third party. If Advisor is affiliated or in the future becomes affiliated with different entities or institutions, such as colleges or universities/research institutes (each, an “Institution”) and must fulfill certain obligations to any such Institution pursuant to each Institution’s guidelines or policies (“Institution Policies”), then Advisor will provide the Company with a list of any such Institution(s) and hereby represents and warrants to the Company that Advisor has complied and will continue to comply with any such Institution Policies and will deliver copies of Institution Policies to the Company promptly upon request. If Advisor is required to disclose any inventions to an Institution pursuant to applicable Institution Policies, Advisor will notify the Company in writing a reasonable amount of time in advance of any such disclosure, specifying the nature of such disclosure.

9. Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor and Advisor will not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so will be void. Company will be free to transfer any of its rights under this Agreement to a third party. Any breach of Sections 3, 4 or 5 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. This is the entire agreement between the parties with respect to the subject matter hereof and no changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes. In the event that any provision of this Agreement is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement will otherwise remain in full force and effect and enforceable. This Agreement is governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Any notice required or permitted by this Agreement will be in writing and will be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email (provided, however, if the sender receives an automatically generated notification that such email was not delivered, such attempted email notice shall be ineffective and deemed not to have been given); or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the addresses set forth below or such other address as either party may specify in writing.

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The undersigned have executed this Advisor Agreement as of the Effective Date.

COMPANY:

AIXCRYPTO HOLDINGS, INC.

By:	/s/ Jie Sheng
Name:	Jie Sheng
Title:	Chairman

Email:	[***]

Address:	5857 Owens Avenue, Suite 300
Carlsbad, California 92008

Phone Number:	[***]

ADVISOR:

/s/ Yueting (YT) Jia
(Signature)
Yueting (YT) Jia
Name (Please Print)

[***]
Email

Address:	[***]

Phone Number:	[***]